Exhibit 10.7

SIXTH AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This Sixth Amendment to Loan and Security Agreement (“Amendment”) is dated as of October 24, 2014 by and among DENT-A-MED INC., an Oklahoma corporation, and HC RECOVERY, INC., an Oklahoma corporation (collectively the “Borrowers” and each individually is referred to as a “Borrower”), WELLS FARGO BANK, N.A., successor by merger to Wells Fargo Preferred Capital, Inc., as agent for Lenders (“Agent”), and the financial institutions a party hereto as lenders (collectively, the “Lenders” and each is a “Lender”).

BACKGROUND

A. Borrowers, Lenders, and Agent are parties to a certain Loan and Security Agreement dated as of May 18, 2011 (as amended or modified from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings respectively ascribed to them in the Loan Agreement.

B. Borrowers have requested and Agent and Lenders have agreed to amend the Loan Agreement in certain respects, all on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby promise and agree as follows:

1. Amendments. Upon the effectiveness of this Amendment, the Loan Agreement is amended as follows:

(a) Definition. The following definition contained in Section 1.1 of the Loan Agreement is amended and restated as follows:

“Eligible Receivables” means, as of the date of determination, Receivables (net of accrued interest and fees, deferred discounts and promotional fees, and merchants’ and providers’ recourse reserves, but including deferred annual fees) which constitute Chattel Paper and conform to the warranties set forth in Section 4.1 hereof, in which is owned by a Borrower and for which Agent has a validly perfected first priority Lien, and which are not any of the following:

(a)	Receivables for which a payment is more than Thirty (30) days past due on a contractual basis;

(b)	Receivables for which the related collateral has been assigned for repossession or has been repossessed;

(c)	Receivables which are subject to bankruptcy or insolvency proceedings or the account debtor with respect to which is a debtor under the Bankruptcy Code (including with respect to the applicable Credit Card Issuer or Credit Card Processor);

(d)	Receivables owing from officers, shareholders or employees of any Borrower or any Affiliate;

(e)	Receivables subject to litigation or any legal proceeding;

(f)	Receivables for which the original terms have been re-written, re-aged or otherwise modified (including, without limitation, Permanent Hardship Receivables) other than Cycle Jump Receivables and Temporary Hardship Receivables;

(g)	Receivables that do not require a monthly principal payment of (i) at least Three Percent (3.0%) of the account balance due and (ii) for Receivables originated prior to the Closing Date or with respect to Home Improvement Receivables, Two and Seven Tenths Percent (2.7%) of the highest principal balance thereunder;

(h)	Receivables with a remaining balance in excess of (i) Ten Thousand One Hundred Dollars ($10,100) for Health Services Receivables and Specialty Bed Receivables, (ii) Seven Thousand Five Hundred Dollars ($7,500) for Home Exercise Equipment Receivables, and (iii) Fifteen Thousand One Hundred Dollars ($15,100) for Home Improvement Receivables;

(i)	Receivables with more than one (1) Temporary Hardship Event during any rolling 12 month period or more than two (2) Temporary Hardship Events in the aggregate over the term of the contract;

(j)	Receivables currently on a deferred payment plan without Agent’s prior written consent;

(k)	Except as provided in clause (l) below, Receivables for which the amount, when aggregated with all other Receivables originated with respect to a specific manufacturer, exceeds Twenty Five Percent (25%) of all Receivables of Borrowers then outstanding, to the extent of such excess;

(l)	Receivables for which the amount, when aggregated with all other Receivables originated with respect to Select Comfort, exceeds Thirty Percent (30%) of all Receivables of Borrowers then outstanding, to the extent of such excess;

(m)	Home Exercise Equipment Receivables which when aggregated with all other such Receivables exceeds Fifty Percent (50%) of all Receivables of Borrowers then outstanding, to the extent of such excess;

(n)	Specialty Bedding Receivables which when aggregated with all other such Receivables exceeds Seventy Five Percent (75%) of all Receivables of Borrowers then outstanding, to the extent of such excess;

(o)	Receivables which feature a “same as cash” program greater than 18 months;

(p)	Receivables which provided for interest only, non-amortizing or balloon payment components;

(q)	Receivables underwritten with full recourse to a single merchant, to the extent they exceed Ten Percent (10%) of all Receivables of Borrowers then outstanding, to the extent of such excess;

(r)	Receivables not in compliance with Borrowers’ underwriting guidelines;

(s)	Receivables which indicate that a Person other than a Borrower is the payee or remittance party;

(t)	Receivables with a promotional payment plan not acceptable to Agent;

(u)	Receivables which, in Agent’s sole but reasonable discretion, do not constitute acceptable collateral; or

(v)	Home Improvement Receivables which when aggregated with all other such Receivables exceeds (i) through and including October 24, 2015 Ten Percent (10%) of all Receivables of Borrowers then outstanding, to the extent of such excess and (ii) thereafter, Twenty Percent (20%) of all Receivables of Borrowers then outstanding, to the extent of such excess.

(b) New Definition. The following new definitions are added to Section 1.1 of the Loan Agreement:

“Home Improvement Products and Services” means products and/or services associated with home improvement and related installation services.

“Home Improvement Receivables” means Receivables for which the account debtor used amounts advanced for Home Improvement Services.

(c) Litigation Section 6.11 the Loan Agreement is hereby amended and restated as follows:

6.11 Litigation. Borrowers will promptly notify Agent (a) of any litigation or action instituted or, to Borrowers’ knowledge, threatened in writing against any Borrower or any of their Subsidiaries, in an amount of One Hundred Thousand Dollars ($100,000) or more as to any separate action or litigation instituted or threatened or in an aggregate amount of Two Hundred Thousand Dollars ($200,000) or more as to all actions or litigation instituted or threatened; (b) of the entry of any judgment or lien against any property of Borrower, in an amount of One Hundred Thousand Dollars ($100,000) or more as to any separate judgment or lien entered or in an aggregate amount of Two Hundred Thousand Dollars ($200,000) or more as to all judgments or liens entered; (c) any enforcement action or investigation instituted or, to Borrowers’ knowledge, threatened, in writing, against any Borrower or any of their Subsidiaries by any Governmental Authority, including without limitation any proceeding or action to be commenced by the filing of a stipulation and consent; or (d) receipt by any Borrower or any of their Subsidiaries of an “Early Warning Notice,” “Notice and Opportunity to Respond and Advise” or “Civil Investigative Demand” from the Consumer Financial Protection Bureau or similar notice or request from any other governmental authority.

2. Effectiveness Conditions. This Amendment shall be effective upon the completion of the following conditions precedent (all agreements, documents and instruments to be in form and substance satisfactory to Agent and Agent’s counsel):

(a) Execution and delivery to Agent by Borrowers and Lenders of this Amendment;

(b) Execution and/or delivery by the parties of all other agreements, instruments and documents reasonably requested by Agent to effectuate and implement the terms hereof and the Credit Documents.

3. Representations and Warranties. Borrowers represent and warrant to Agent and Lenders that:

(a) All warranties and representations made to Agent and Lenders under the Loan Agreement and the Credit Documents are true and correct in all material respects.

(b) The execution and delivery by Borrowers of this Amendment and the performance by Borrowers of the transactions herein and therein contemplated (i) are and will be within Borrowers’ powers, (ii) have been authorized by all necessary organizational action, and (iii) do not and will not violate any provisions of any law, rule, regulation, judgment, order, writ, decree, determination or award or breach any provisions of the charter, bylaws or other organizational documents of Borrowers, or constitute a default or result in the creation or imposition of any security interest in, or lien or encumbrance upon, any assets of any Borrower (immediately or with the passage of time or with the giving of notice and passage of time, or both) under any other contract, agreement, indenture or instrument to which any Borrower is a party or by which any Borrower or its property is bound with failure to comply resulting in a material adverse change in the business, operations, property (including the Collateral) or financial condition of Borrowers.

(c) This Amendment and any assignment, instrument, document, or agreement executed and delivered in connection herewith will be valid, binding and enforceable in accordance with its respective terms.

(d) No Event of Default or Default has occurred under the Loan Agreement or any of the other Credit Documents.

4. Representations and Release of Claims. Except as otherwise specified herein, the terms and provisions hereof shall in no manner impair, limit, restrict or otherwise affect the obligations of Borrowers or any third party to Agent and Lenders as evidenced by the Credit Documents. Borrowers hereby acknowledge, agree, and represent that (a) as of the date of this Amendment, there are no claims or offsets against, or defenses or counterclaims to, the terms or provisions of the Credit Documents or the other obligations created or evidenced by the Credit Documents; (b) as of the date of this Amendment, no Borrower has any claims, offsets, defenses or counterclaims arising from any of Agent’s or any existing or prior Lender’s acts or omissions with respect to the Credit Documents or Agent’s or any existing or prior Lender’s performance under the Credit Documents; and (c) Borrowers promise to pay to the order of Agent and Lenders the indebtedness evidenced by the Notes according to the terms thereof. In consideration of the modification of certain provisions of the Credit Documents, all as herein provided, and the other benefits received by Borrowers hereunder, Borrowers hereby RELEASE, RELINQUISH and forever DISCHARGE Agent and Lenders, and their predecessors, successors, assigns, shareholders, principals, parents, subsidiaries, agents, officers, directors, employees, attorneys and representatives (collectively, the “Released Parties”), of and from any and all present claims, demands, actions and causes of action of any and every kind or character, whether known or unknown, which a Borrower has or may have against Released Parties arising out of or with respect to any and all transactions relating to the Loan Agreement, the Notes, and the other Credit Documents occurring prior to the date hereof.

5. Collateral. As security for the payment of the Obligations and satisfaction by Borrowers of all covenants and undertakings contained in the Loan Agreement and the Credit Documents, Borrowers reconfirm the prior security interest and lien on, upon and to, its Collateral, whether now owned or hereafter acquired, created or arising and wherever located. Borrowers hereby confirm and agree that all security interests and Liens granted to Agent for the ratable benefit of Lenders continue in full force and effect and shall continue to secure the Obligations. All Collateral remains free and clear of any Liens other than Permitted Liens. Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of Agent’s existing security interest in and Liens upon the Collateral.

6. Acknowledgment of Indebtedness and Obligations. Borrowers hereby acknowledge and confirm that, as of the date hereof, Borrowers are indebted to Agent and Lenders, without defense, setoff or counterclaim, under the Loan Agreement (in addition to any other indebtedness or obligations owed by Borrowers with respect to Bank Products owing to Agent and Wells Fargo Affiliates) in the aggregate principal amount of $43,181,423.90, plus continually accruing interest and all fees, costs, and expenses, including reasonable attorneys’ fees, incurred through the date hereof.

7. Ratification of Credit Documents. This Amendment shall be incorporated into and deemed a part of the Loan Agreement. Except as expressly set forth herein, all of the terms and conditions of the Loan Agreement and Credit Documents are hereby ratified and confirmed and continue unchanged and in full force and effect. All references to the Loan Agreement shall mean the Loan Agreement as modified by this Amendment.

8. Governing Law. This Amendment, the Loan Agreement, the Credit Documents and the transactions contemplated hereby or thereby, and any claim, controversy, or dispute arising out of or relating to this Amendment, the Loan Agreement, the Credit Documents and the transactions contemplated hereby or thereby shall be governed by, construed and enforced in accordance with the laws of the State of Iowa, excluding its conflict of law rules.

9. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement. Signature by facsimile or PDF shall also bind the parties hereto.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

BORROWERS:	DENT-A-MED INC.

	By:	/s/ Clifton C. Scogin
	Name:	Clifton C. Scogin
	Title:	Executive Vice President

HC RECOVERY, INC.

	By:	/s/ Thomas W. Center
	Name:	Thomas W. Center
	Title:	Pres & CEO

AGENT AND LENDER:	WELLS FARGO BANK, N.A.

	By:	/s/ William M. Laird
William M. Laird, Senior Vice President

SIGNATURE PAGE TO SIXTH AMENDMENT

TO LOAN AND SECURITY AGREEMENT